UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 28, 2005

Date of Report (Date of earliest event reported)
SYNTAX-BRILLIAN CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-50289	05-0567906

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1600 N. DESERT DRIVE
TEMPE, ARIZONA
85281

(Address of Principal Executive Offices) (Zip Code)
(602) 389-8888

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 28, 2005, we entered into a securities purchase agreement with several institutional investors to sell shares of our 6% redeemable convertible preferred stock (the “Preferred Stock”) and warrants to purchase shares of our common stock (the “Warrants”). On December 29, 2005, we issued and sold pursuant to the securities purchase agreement 3,200,000 shares of Preferred Stock and Warrants to purchase 1,600,000 shares of common stock for gross proceeds of $16,000,000 (the “Private Placement”). A copy of the securities purchase agreement is filed herewith as Exhibit 10.36
     The rights, privileges, and preferences of the Preferred Stock are set forth in the Certificate of Designations filed with the Delaware Secretary of State, a copy of which is filed herewith as Exhibit 3.4 and is incorporated herein by reference. The Preferred Stock is convertible into shares of our common stock at any time at the option of the holders at an initial conversion price of $5.00 per share, which is subject to adjustment upon the occurrence of certain corporate events or upon a future issuance of securities by us at a price below the conversion price. The holders of Preferred Stock are entitled to cumulative dividends that accrue monthly, beginning on March 29, 2006, at a rate of $0.30 per share. The Preferred Stock is also mandatorily redeemable. Beginning on January 29, 2007, we are required to redeem outstanding shares of Preferred Stock at a rate of 250,000 shares each month at a price of $5.00 per share (subject to certain adjustments) plus any accrued and unpaid dividends until all outstanding shares of Preferred Stock are redeemed. We may elect to pay the dividends and redemption payments in shares of our common stock instead of cash, provided we meet certain conditions set forth in the Certificate of Designations The Preferred Stock has a liquidation preference over the holders of our common stock so that, if we liquidate, dissolve, or wind up our business, the holders of Preferred Stock are entitled to a liquidation payment of $5.00 per share (subject to certain adjustments) plus any accrued and unpaid dividends prior to any distributions being made to our common stock holders. The holders of Preferred Stock are also entitled to this liquidation payment upon any change of control of our business as defined in the Certificate of Designations.
     Pursuant to the securities purchase agreement, the purchasers of our Preferred Stock received Warrants to purchase an aggregate of 1,600,000 shares of our common stock. The Warrants have an exercise price of $5.00 per share (subject to certain adjustments) and are exercisable immediately. The form of warrant is filed herewith as Exhibit 4.13.
     In connection with the issuance of the Preferred Stock and the Warrants, we entered into a registration rights agreement. Pursuant to the registration rights agreement, we are required to file a registration statement under the Securities Act of 1933 covering the resale of the common stock issued upon conversion of the Preferred Stock, upon exercise of the Warrants, or issued in lieu of cash for payment of dividends or redemption payments on the Preferred Stock. We will pay all expenses incurred in connection with the registration, except for underwriting discounts and commissions. A copy of the registration rights agreement is attached hereto as Exhibit 4.14.
Item 3.02. Unregistered Sales of Equity Securities.
     The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02 with respect to the terms and sale of the Preferred Stock and the Warrants. The sale of the Preferred Stock and issuance of the Warrants were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. In this regard, the securities were sold to a limited number of institutional purchasers that made representations to us that (1) the securities were being acquired by the purchasers for investment only and not with view to of for sale in connection with any distribution of the securities, (2) the purchasers had such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of their investment, and (3) the purchasers are “accredited investors” within the meaning of the Securities Act. The closing of the sale of the Preferred Stock and issuance of the Warrants occurred on December 29, 2005. We intend to use the net proceeds from the sale of the Preferred Stock and Warrants for working capital and general corporate purposes, and we may use up to $4,075,000 of the net proceeds to repay our outstanding senior secured indebtedness. We paid a fee of $1,120,000 to C.E. Unterberg, Towbin as compensation for its services in connection with the financing.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 5.03 with respect to the terms and conditions of the Preferred Stock issued in the financing. On December 29, 2005, we filed a Certificate of Designations with the Delaware Secretary of State to designate 3,400,000 shares of our preferred stock as 6% Redeemable Convertible Preferred Stock.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(c)	Exhibits.

Exhibit
Number	Description
3.4	Certificate of Designations of 6% Redeemable Convertible Preferred Stock.

4.13	Form of Warrant issued in connection with the Securities Purchase Agreement forming Exhibit 10.36.

4.14	Registration Rights Agreement, dated as of December 29, 2005, by and among the Registrant and the purchasers named therein.

10.36	Securities Purchase Agreement, dated as of December 28, 2005, among the Registrant and the purchasers named therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTAX-BRILLIAN CORPORATION
Date: January 3, 2006	By:	/s/ Wayne A. Pratt
Wayne A. Pratt
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
3.4	Certificate of Designations of 6% Redeemable Convertible Preferred Stock.

4.13	Form of Warrant issued in connection with the Securities Purchase Agreement forming Exhibit 10.36.

4.14	Registration Rights Agreement, dated as of December 29, 2005, by and among the Registrant and the purchasers named therein.

10.36	Securities Purchase Agreement, dated as of December 28, 2005, among the Registrant and the purchasers named therein.